Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Red Mountain Resources, Inc. (the “Company”) of our report dated September 12, 2012, relating to our audit of the consolidated financial statements of the Company, which appears in the Annual Report on Form 10-K of the Company for the fiscal year ended May 31, 2012. Our report dated September 12, 2012, relating to our audit of the consolidated financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

January 17, 2013